EXHIBIT 99.1

Polo Ralph Lauren Reports Second Quarter Fiscal 2009 Results

•	Second Quarter Revenues Grew 10% to $1.43 billion
•	Second Quarter Diluted EPS Increased 45% to $1.58
•	The Company Maintains Its Fiscal 2009 Diluted EPS Guidance

New York -- (BUSINESS WIRE) – November 5, 2008—Polo Ralph Lauren Corporation today reported net income of $161 million, or $1.58 per diluted share, for the second quarter of Fiscal 2009, compared to net income of $115 million, or $1.09 per diluted share, for the second quarter of Fiscal 2008. The second quarter results reflect a 10% increase in net revenues, operating income growth of 26% and a 40% increase in net income, which includes the benefit of a lower effective tax rate compared to the prior year period.

Net income for the first six months of Fiscal 2009 increased 26% to $256 million, compared to $204 million in the comparable period last fiscal year. The growth in net income for the year-to-date period reflects a 7% increase in net revenues, operating income that is 15% greater than the prior year period and a lower effective tax rate. Net income per diluted share increased 31% to $2.51 from $1.92 in the first six months last year.

“Our strong performance for the first six months of the year confirms that we are on the right strategic course,” said Ralph Lauren, Chairman and Chief Executive Officer. “While global uncertainty is a reality that we will likely be living with for some time, the desirability of our brand and products continues to expand worldwide. Our business has endured through good times and bad over the last forty years and we’ve always emerged stronger from any challenge,” Mr. Lauren added.

“I am proud of our year-to-date operating results, which have exceeded our expectations,” said Roger Farah, President and Chief Operating Officer. “The domestic retail environment has been challenging for the last year. Those challenges have begun to materialize around the world and they have intensified recently, creating an environment of unprecedented volatility. Nevertheless, we remain committed to our long-term strategic growth initiatives, which are supported by the strength of our balance sheet and world-class global management capabilities.”

Second Quarter and First Half Fiscal 2009 Income Statement Review

Net Revenues. Net revenues for the second quarter increased 10% to $1.43 billion, compared to $1.30 billion for the comparable period last year. The higher net revenues primarily reflect shipments of new products, growth in global retail sales and higher European wholesale revenues.

First half net revenues grew 7% to $2.54 billion from $2.37 billion in the comparable period of Fiscal 2008. The growth in net revenues is primarily attributable to shipments of new products, global retail sales growth and higher European wholesale sales.

•

Wholesale Sales. Wholesale sales increased 10% to $846 million, compared to $772 million in the second quarter last year. Shipments of new products and higher European sales offset lower domestic shipments of our core men’s, women’s and childrenswear products.

For the first six months of the fiscal year, wholesale sales increased 6% to $1.42 billion from $1.35 billion in the first half of Fiscal 2008. The year-over-year increase in wholesale revenue is attributable to new product shipments and higher European sales that more than offset a decline in domestic shipments of our core men’s, women’s and childrenswear products.

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Retail Sales. Retail sales were up 12% to $531 million, compared to $474 million in the second quarter last year reflecting comparable store sales growth and revenues from new stores. Comparable store sales increased 5.1%, reflecting an increase of 0.3% at Ralph Lauren stores, 8.2% at factory stores and a 3.7% decline at Club Monaco stores. RalphLauren.com sales increased 31%, driven by double-digit gains in all major categories.

Retail sales in the first half were up 11% to $1.02 billion compared to $924 million in the first half last fiscal year, reflecting comparable store sales growth and revenues from new stores. Total comparable store sales for the first half of Fiscal 2009 were up 4.6%, comprised of a 3.1% increase at Ralph Lauren stores, 5.9% at factory stores and a 0.3% decline at Club Monaco. RalphLauren.com sales grew 25% over the comparable six month period last year.

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Licensing. Licensing royalties declined 2% to $52 million compared to $53 million last year. Royalties from new product licenses and higher domestic Polo men’s underwear royalties were offset by a decline in Japanese product licensing revenues associated with the Company assuming direct control of certain product categories in Japan.

Licensing royalties in the first half were down 1% to $99 million compared to $100 million in the prior year period as new product licenses and growth in domestic Polo men’s underwear were offset by a decline in Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan.

Gross Profit. Gross profit for the second quarter increased 13% to $788 million, compared to $695 million in the second quarter of Fiscal 2008. The gross profit rate increased 170 basis points to 55.2%, compared to 53.5% during the same period last year. The growth in gross profit and the expansion in gross profit rate reflect the higher sales mentioned previously, the decline in purchase accounting amortization from last year’s acquisitions and stronger margins for many of our core apparel products.

Gross profit for the first half of Fiscal 2009 increased 11% to $1.43 billion compared to $1.29 billion in the comparable period last year. First half gross profit margin of 56.1% was 180 basis points greater than the prior year, primarily due to higher international sales, a decline in purchase price amortization associated with last year’s acquisitions and stronger margins for many of our core apparel products.

Operating Expenses. Operating expenses increased 8% in the second quarter to $545 million, compared to $503 million in the second quarter of Fiscal 2008. Operating expenses as a percent of revenues were 38.2%, 50 basis points below last year, primarily due to revenue growth and lower purchase accounting amortization that was partially offset by operating expenses at newly acquired and emerging businesses and occupancy costs for unopened stores.

Operating expenses in the first half of Fiscal 2009 increased 9% to $1.04 billion from $949 million in the year-earlier period. Operating expense margin was 40.8%, 80 basis points greater than that of the first half of Fiscal 2008, primarily due to operating expenses at newly acquired and emerging businesses as well as occupancy costs for unopened stores that more than offset the benefit of higher sales and lower purchase accounting amortization.

Operating Income. Operating income for the second quarter rose 26% to $243 million, compared to $193 million for the second quarter last year. The operating margin was 17.0%, compared to 14.8% in the second quarter last year, representing a 220 basis point improvement, primarily due to lower purchase accounting amortization, the profit contribution from new products and leverage on unallocated corporate expenses.

For the first half of Fiscal 2009, operating income increased 15% to $390 million compared to $338 million in the first half of Fiscal 2008. Operating margin expanded 100 basis points to 15.3% for the first half of Fiscal 2009 from 14.3% last year, primarily due to lower purchase accounting amortization compared to the prior year period, the profit contribution from new products and leverage on unallocated corporate expenses.

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Wholesale Operating Income. Wholesale operating income increased 21% in the second quarter to $212 million, compared to $176 million last year. The wholesale operating margin was 25.0% in the second quarter, 220 basis points greater than last year, primarily as a result of higher revenues and a decline in purchase accounting amortization related to last year’s Japanese acquisitions that was partially offset by expenses at newly acquired and emerging businesses.

Wholesale operating income increased 13% in the first half to $319 million compared to $283 million in the first half last year. Wholesale operating margin for the first half of Fiscal 2009 was 22.5%, 140 basis points greater than the 21.1% reported for the first half last year, primarily driven by higher revenues and lower purchase accounting amortization that was partially offset by expenses at newly acquired and emerging businesses.

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Retail Operating Income. Retail operating income was $57 million, 10% greater than the $52 million achieved in the second quarter last year. Retail operating margin was 10.8% in the second quarter of Fiscal 2009 compared to 11.1% in the prior year period. The decline in retail operating margin rate is primarily attributable to occupancy costs associated with large-scale future store openings and an impairment charge relating to certain retail store assets. Lower purchase accounting amortization associated with last year’s acquisition of the minority interest in Ralph Lauren Media partially offset the decline in the retail operating margin.

Retail operating income increased 7% in the first half to $125 million compared to $116 million in the year-earlier period, and the retail operating margin was 12.2%, 30 basis points below the 12.5% achieved in the first half of Fiscal 2008. The year-over-year decline in the retail operating margin rate is a function of occupancy costs associated with large-scale future store openings and impairment charges relating to certain retail store assets that were partially offset by lower purchase price amortization associated with Ralph Lauren Media.

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Licensing Operating Income. Licensing operating income rose 18% to $27 million compared to $23 million in the second quarter of last year. The growth in licensing operating income was due to higher domestic product licensing revenues and a decline in purchase accounting amortization that more than offset lower Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan.

First half licensing operating income increased 14% to $51 million compared to $45 million in the year-earlier period. Stronger domestic product licensing revenues and a decline in purchase accounting amortization were partially offset by lower home licensing and Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2009 grew 40% to $161 million, compared to $115 million last year. Net income per diluted share rose 45% to $1.58 per share from $1.09 last year. The growth in net income and diluted EPS results principally relates to the increase in operating income and to an effective tax rate of 34.2%, 520 basis points below the prior year.

Net income for the first six months of Fiscal 2009 increased 26% to $256 million, compared to $204 million last year. Net income per diluted share rose 31% to $2.51 per share from $1.92 last year. The higher net income and diluted EPS results principally relate to the increased operating income as discussed above and to an effective tax rate of 34.4%, 490 basis points below the prior year.

The lower effective tax rate for both the second quarter and first six months of Fiscal 2009 was primarily a result of lower income taxes principally relating to statutory law changes, favorable geographic income mix and the resolution of discrete tax items.

Second Quarter Fiscal 2008 Balance Sheet Review

The Company ended the second quarter with $510 million in cash, cash equivalents and short-term investments, or $71 million in cash and short-term investments net of debt (“net cash”), compared to $626 million in cash and short-term investments and $53 million of debt net of cash and short-term investments at the end of Fiscal 2008. The Company’s net cash position reflects strong growth in operating cash flow that was partially offset by stock repurchases, capital expenditures and acquisition spending, including the repayment of a short-term loan to finance last year’s Japanese acquisitions. The Company’s return on equity for the last twelve month period ending with the second quarter of Fiscal 2009 was 21% and its return on investment was 29% for the same time frame.

During the second quarter, the Company repurchased approximately 1.7 million shares of Class A Common Stock totaling $118 million and has approximately $266 million remaining under its share repurchase programs. The Company had $29 million in capital expenditures in the second quarter, compared to $48 million in the prior year period. The second quarter ended with inventory down 3% to $619 million from $636 million in the second quarter of last year. Excluding inventory associated with non-comparable new businesses, the second quarter ended with inventory down 8% compared to the prior year period.

Global Retail Store Network

During the second quarter, the Company opened 12 directly operated stores and closed one directly operated store. Over the last twelve months, the Company has opened 31 directly operated stores and closed 5 directly operated stores.

At the end of the second quarter, the Company operated 328 stores with a total of approximately 2.5 million square feet compared to 302 stores with approximately 2.3 million square feet in the prior year. The current retail group consists of 85 Ralph Lauren stores, 69 Club Monaco stores, 162 Polo factory stores and 12 Rugby stores. In addition, at the end of the second quarter, international licensing partners operated 96 Ralph Lauren stores and 59 Club Monaco stores and dedicated shops.

Fiscal 2009 Full Year Outlook

The Company expects a low single digit increase in net revenues during Fiscal 2009, which compares to prior guidance for low-to-mid single digit net revenue growth. The effective tax rate for Fiscal 2009 is expected to be approximately 35.5%. The Company’s estimate for diluted earnings per share for Fiscal 2009 remains $4.00-$4.10.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, November 5, 2008, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-4870. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Second Quarter Fiscal Year 2009 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, November 5, 2008 through 1:00 P.M. Eastern, Tuesday, November 11, 2008 by dialing (719) 457-0820 and entering passcode 9498477.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Polo Ralph Lauren

Investor Relations

James Hurley, 212-813-7862

or

Corporate Communications

Julie Berman, 212-583-2262

SOURCE: Polo Ralph Lauren Corporation

POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 27, 2008	March 29, 2008

ASSETS
Current assets:
Cash and cash equivalents	$417.6	$551.5
Short-term investments	92.3	74.3
Accounts receivable, net of allowances	531.1	508.4
Inventories	619.3	514.9
Deferred tax assets	80.3	76.6
Prepaid expenses and other	125.9	167.8

Total current assets	1,866.5	1,893.5

Property and equipment, net	692.4	709.9
Deferred tax assets	113.5	116.9
Goodwill	962.0	975.1
Intangible assets, net	350.8	349.3
Other assets	291.0	320.8

Total assets	$4,276.2	$4,365.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221.3	$205.7
Income tax payable	46.4	28.8
Accrued expenses and other	467.4	467.7
Current maturities of debt	-	206.4
Total current liabilities	735.1	908.6
Long-term debt	439.2	472.8
Non-current tax liabilities for unrecognized tax benefits	157.7	155.2
Other non-current liabilities	418.8	439.2
Total liabilities	1,750.8	1,975.8
Stockholders’ equity:
Common stock	1.1	1.1
Additional paid-in-capital	1,066.3	1,017.6
Retained earnings	2,325.5	2,079.3
Treasury stock, Class A, at cost	(966.2)	(820.9)
Accumulated other comprehensive income	98.7	112.6
Total stockholders’ equity	2,525.4	2,389.7
Total liabilities and stockholders’ equity	$4,276.2	$4,365.5

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Six Months Ended
	September 27, 2008	September 29, 2007

Wholesale Net Sales	$1,420.7	$1,345.80
Retail Net Sales	1,023.0	924.0

Net Sales	2,443.7	2,269.8
Licensing Revenue	98.7	99.6

Net Revenues	2,542.4	2,369.4
Cost of Goods Sold (a)	(1,115.8)	(1,082.2)

Gross Profit	1,426.6	1,287.2
Selling, General & Administrative Expenses (a)	(1,020.1)	(926.7)
Amortization of Intangible Assets	(9.9)	(22.1)
Impairment of Assets	(7.1)	-
Total SG&A Expenses	(1,037.1)	(948.8)

Operating Income	389.5	338.4
Foreign Currency Gains (Losses)	2.9	(2.2)
Interest Expense	(13.1)	(12.0)
Interest and Other Income, Net	13.1	13.7
Equity in Income (Loss) of Equity-Method Investees	(1.6)	(0.6)
Minority Interest Expense	-	(1.9)
Income Before Provision for Income Taxes	390.8	335.4
Provision for Income Taxes	(134.6)	(131.8)

Net Income	$256.2	$203.59
Net Income Per Share - Basic	$2.58	$1.97
Net Income Per Share - Diluted	$2.51	$1.92

Weighted Average Shares Outstanding - Basic	99.4	103.3
Weighted Average Shares Outstanding - Diluted	102.0	106.3
Dividends declared per share	$0.10	$0.10
(a) Includes total depreciation expense of:	$(83.2)	$(72.5)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	September 27, 2008	September 29, 2007

Wholesale Net Sales	$846.2	$771.8
Retail Net Sales	530.6	474.0

Net Sales	1,376.8	1,245.8
Licensing Revenue	52.1	53.3

Net Revenues	1,428.9	1,299.1
Cost of Goods Sold (a)	(640.7)	(603.9)

Gross Profit	788.2	695.2
Selling, General & Administrative Expenses (a)	(533.2)	(488.2)
Amortization of Intangible Assets	(5.0)	(14.4)
Impairment of Assets	(7.1)	-
Total SG&A Expenses	(545.3)	(502.6)

Operating Income	242.9	192.6
Foreign Currency Gains (Losses)	2.7	(0.9)
Interest Expense	(6.1)	(6.2)
Interest and Other Income, Net	5.9	5.5
Equity in Income (Loss) of Equity-Method Investees	(0.8)	(0.6)
Minority Interest Expense	-	(0.1)
Income Before Provision for Income Taxes	244.6	190.3
Provision for Income Taxes	(83.6)	(75.0)

Net Income	$161.0	$115.3
Net Income Per Share - Basic	$1.62	$1.12
Net Income Per Share - Diluted	$1.58	$1.09
Weighted Average Shares Outstanding - Basic	99.3	102.6
Weighted Average Shares Outstanding - Diluted	101.8	105.4
Dividends declared per share	$0.05	$0.05
(a) Includes total depreciation expense of:	$(42.0)	$(37.1)

POLO RALPH LAUREN CORPORATION

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended September 27, 2008 and September 29, 2007 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net revenues:
Wholesale	$846.2	$771.8	$1,420.7	$1,345.8
Retail	530.6	474.0	1,023.0	924.0
Licensing	52.1	53.3	98.7	99.6
Total Net Revenues	$1,428.9	$1,299.1	$2,542.4	$2,369.4
Operating Income (Loss):
Wholesale	$211.7	$175.6	$319.1	$283.4
Retail	57.4	52.4	124.5	115.9
Licensing	26.8	22.7	51.0	44.6
Less:	295.9	250.7	494.6	443.9
Unallocated Corporate Expenses	(53.0)	(58.1)	(105.1)	(105.5)
Total Operating Income	$242.9	$192.6	$389.5	$338.4